Exhibit (a)(1)(D)

Blue Ridge Real Estate Company

Offer to Purchase for Cash Common Shares of Blue Ridge

from Holders of 99 or Fewer Shares

at a Purchase Price of $11.00

THE OFFER, WITHDRAWAL RIGHTS AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME

ON JANUARY 17, 2014, UNLESS THE OFFER IS EXTENDED.

November 25, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Blue Ridge Real Estate Company, a Pennsylvania corporation (“Blue Ridge”), is offering to purchase all of the shares of its common stock, no par value per share, held by holders of 99 or fewer shares (“Odd-Lot Holders”), at a price of $11.00 per share, net to the seller in cash, without interest and less any applicable tax withholding.  In addition, Blue Ridge is offering a $100 cash bonus to any shareholders holding 99 or fewer shares as of November 21, 2013 who tender shares pursuant to the offer.  The offer is conditioned, as to each eligible Odd-Lot Holder, upon that shareholder tendering to Blue Ridge all common shares of Blue Ridge held by the shareholder.  Partial tenders will not be accepted.

        Blue Ridge’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated November 25, 2013, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

        Only shares properly tendered and not properly withdrawn will be purchased.  All shares that are properly tendered by Odd-Lot Holders and not properly withdrawn will be accepted.  All shares acquired in the offer will be purchased at the offer price.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

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offer to purchase, dated November 25, 2013;

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letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those clients’ instructions with regard to the tender offer;

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letter of transmittal for your use and for the information of your clients (including the Form W-9 and accompanying instructions);

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notice of guaranteed delivery to be used to accept the offer if all required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

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guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Form W-9; and

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cover letter from Blue Ridge.

        Your prompt action is requested.  We urge you to contact your clients as promptly as possible.  The tender offer and withdrawal rights will expire at 5:00 P.M., New York City time, on January 17, 2014, unless the offer is extended.

        No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the information agent as described in the offer to purchase).  Blue Ridge will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity.  Blue Ridge will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

        In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below before the offer expires:

(1) Provide that the depositary receives the following:

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a confirmation of receipt for the shares into the depositary’s account at the book-entry transfer facility as described in Section 4 of the offer to purchase; and

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one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an “agent’s message” as described in Section 4 of the offer to purchase in the case of a book-entry transfer; and

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any other documents required by the letter of transmittal.

(2)  Comply with the guaranteed delivery procedure set forth in Section 4 of the offer to purchase.

        Any questions or requests for assistance you may have with respect to the tender offer should be addressed to Morrow & Co., LLC, the information agent for our offer, at the address and telephone numbers set forth on the back cover of the offer to purchase.  Requests for additional copies of the offer to purchase, the letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

Very Truly Yours,

Blue Ridge Real Estate Company

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BLUE RIDGE, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.